Exhibit 10.1

EXECUTION VERSION

CERTAIN CONFIDENTIAL INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND

REPLACED WITH “[***]” BECAUSE IT IS NOT MATERIAL AND WOULD BE COMPETITIVELY

HARMFUL IF PUBLICLY DISCLOSED.

Four Tower Bridge

200 Barr Harbor Drive, Suite 400

West Conshohocken, PA 19428

September 7, 2023

William Sibold

[*personally identifiable information*]

Dear William:

On behalf of Madrigal Pharmaceuticals, Inc. and its affiliates and successors (collectively, “Madrigal”), I am pleased to confirm our offer to you of the position of President and Chief Executive Officer of Madrigal, subject to the terms and conditions outlined in this letter agreement (this “Letter Agreement”). The terms of your employment will be as follows:

Position and Duties; Key Dates

Commencing at 5:01pm ET on September 8, 2023 (the “Effective Date”), you will serve as the President and Chief Executive Officer of Madrigal, reporting to the Madrigal board of directors (the “Board”). You will also commence service as a member of the Board on the Effective Date, and the Board shall nominate you for election to the Board in every election of your class of directors presented to stockholders following the Effective Date for which you continue to serve as President and Chief Executive Officer. Your employment will be based at the Company’s headquarters in West Conshohocken, Pennsylvania. You agree to devote substantially all of your professional employment time and effort to the performance of your duties as President and Chief Executive Officer and to perform such other duties consistent with your title and position as are reasonably assigned to you from time to time by the Board. Notwithstanding the forgoing, you will be permitted to serve on both public and private company Boards with prior approval of the Board.

Base Salary

Your initial annual base salary will be $875,000, less applicable deductions and withholdings, payable in accordance with the Company’s payroll practices. The Board will review your base salary at least annually and may increase, but not decrease, your base salary at the Board’s sole discretion.

Sign-On Bonus

Within 30 days after the Effective Date, the Company will pay you a one-time lump sum cash payment in the amount of $520,000.

Bonus

You will be eligible to earn an annual bonus, and your target bonus opportunity will be equal to 75% of your annual base salary, based on the achievement of reasonable corporate and individual targets that will be determined by the Board. There will be an opportunity to earn an annual bonus in excess of your target bonus should bonus targets be exceeded. Any bonus earned will be paid by Madrigal no later than March 15 of the year immediately following the calendar year for which bonus is earned. For the avoidance of doubt, you must be employed through the bonus payment date to be eligible for such payment, except as provided in the Severance Agreement (defined below). Your 2023 annual bonus will be payable at not less than the target amount but prorated based on the number of days in calendar year 2023 you are employed with the Company.

Vacation and Sick Days

You shall be entitled to five weeks of vacation per calendar year (prorated for partial-year periods) in accordance with Madrigal’s vacation policy. Unused days may not be carried over to a subsequent year unless required by law. You shall be entitled to sick time in accordance with Madrigal policy and/or applicable law. You shall also be entitled to be paid for Company-observed holidays.

Sign-On Equity Compensation

Time-Based Equity Awards. Within fifteen days following the Effective Date, the Company will grant you an award of 50,000 restricted stock units as an employment inducement award within the meaning of NASDAQ Listing Rule 5635(c)(4) (and promptly register shares upon issuance via SEC Form S-8) (the “Sign-on RSUs”), which will be governed by the terms and conditions of the Amended and Restated 2015 Stock Plan (“Plan”) as if the Sign-on RSUs had been granted under the Plan, which will vest ratably on the first four (4) anniversaries of the Effective Date, each subject to your continued employment with the Company (except as provided in the Severance Agreement). Except as otherwise specifically set forth herein or in the Severance Agreement, the terms and conditions of the Sign-on RSUs will be consistent with the terms and conditions of annual time vesting restricted stock units granted to senior officers of the Company.

Performance-Based Equity Awards. Within fifteen days following the Effective Date, the Company will grant you an award of 50,000 performance stock units as an employment inducement award within the meaning of NASDAQ Listing Rule 5635(c)(4) (and promptly register shares upon issuance via SEC Form S-8) (the “Sign-on PSUs”), which will be governed by the terms and conditions of the Plan, which can be earned at 0-300% of the 50,000 target based on actual performance. The Sign-on PSUs will be subject to performance and service vesting conditions and delayed settlement terms.

Performance Vesting. The Sign-on PSUs will performance vest on the first to occur of (x) the closing price of the Company’s common stock, as quoted on Nasdaq, for (1) at least [***] trading days in any period of [***] consecutive trading days (the “ [***]Trading Day Condition”) and (2) at least [***] trading days within a single open trading window as applicable for directors and executive leadership team members (the “Open Window Condition”) or (y) the price paid for a share of the Company’s common stock in any transaction constituting a Change of Control (“Change of Control” as defined in the Plan, provided that part (a) shall be measured by (I) excluding any Company voting securities which are owned by any Exempt Holder on the date hereof, (II) excluding any securities issued by the Company which are exchangeable or exercisable for (or convertible into) Company voting securities which are owned by any Exempt Holder on the date hereof and (III) excluding any Company voting securities which are issued pursuant to the exchange or exercise (or conversion) of securities covered by (II) above to any Exempt Holder, and such transaction a “Change of Control Transaction”) is equal to or greater than the following amounts:

(i) Tranche 1 for target performance (100%)—50,000 shares earned at [***] per share,

(ii) Tranche 2 for outperformance (200%) – an additional 50,000 shares earned at [***]per share, and

(iii) Tranche 3 for super outperformance (300%) – an additional 50,000 shares earned at [***]per share.

The Open Window Condition with respect to any stock price hurdle must be satisfied (a) in the same period of trading days as the [***] Trading Day Condition or (b) in one of the next two subsequent open trading windows of [***] or more days. For the avoidance of doubt, if the stock trades for [***] trading days for more than [***]per share during an open trading window either (a) before the period that the [***]per share [***] Trading Day Condition is met or (b) after the next two open trading windows of [***] or more days have passed subsequent to the period that the [***] per share [***] Trading Day Condition is met, then Tranche 1 does not performance vest at such time, but Tranche 1 may performance vest subsequently by achievement of both the [***] Day Condition and Open Window Condition per the terms above. The Tranche 1, 2 and 3 stock price hurdles will be equitably adjusted for any stock split or other recapitalization.

The stock price hurdles to the contrary notwithstanding, to the extent that the price payable for a share of the Company’s common stock in a Change of Control Transaction is less than [***]per share, the performance vesting condition shall be deemed satisfied as to that number of additional Sign-on PSUs determined by mathematical interpolation between (x) the highest stock price hurdle actually achieved and (y) the next highest stock price hurdle, based on the actual per share price paid in such Change of Control Transaction.

Service Vesting. The Sign-on PSUs will time vest upon achievement of the applicable stock price hurdle, subject to continued employment with the Company through the date of such achievement and at the time of your termination of employment for any reason the unvested portion of your Sign-on PSUs will be forfeited, except as provided in the Severance Agreement.

Delayed Settlement. Sign-on PSUs that vest per the performance vesting and service vesting conditions above will be settled in shares of Company common stock (except as provided below) on the following schedule:

(i) Tranche 1 on the later of the four (4) year anniversary of the Effective Date and the date Tranche 1 vests,

(ii) Tranche 2 on the five (5) year anniversary of the Effective Date, and

(iii) Tranche 3 on the six (6) year anniversary of the Effective Date.

Vested Sign-on PSUs will settle on the preceding schedule even if your employment terminates between vesting and settlement. In the event you are terminated without Cause or resign for Good Reason within 18 months after a Change of Control that constitutes a “change in control” under Code Section 409A, the remaining unpaid portion of your vested Sign-on PSUs will be promptly settled in cash at that time.

5 Year Performance Period. In the event that the performance vesting condition is not met with respect to any portion of the Sign-on PSUs on or prior to the earlier of (1) the five (5) year anniversary of the Effective Date and (2) a Change of Control, such portion of the Sign-on PSUs will be forfeited.

Dividend Equivalent Rights. Until settled, you will be entitled to dividend equivalent rights on the Sign-on RSUs and Sign-on PSUs, on all dividends (if any) as and when declared and paid to stockholders, which shall be payable to you as additional Sign-on RSUs and Sign-on PSUs (valued and converted into applicable stock units at the time of payment of such dividends to stockholders), which shall vest and be settled (or forfeited) on the same terms and in the same proportions as apply to the Sign-on RSUs and Sign-on PSUs, respectively.

Annual Equity Compensation

Commencing with annual grants to senior executives in 2024, you will be eligible to receive grants of equity awards annually and from time to time in the future, consistent with the generally applicable policies and practices for the Company’s senior officers, on such terms and subject to such conditions as the Compensation Committee shall determine as of the date of any such grant and pursuant to the existing equity plan(s) of the Company.

Relocation

The Company will pay or reimburse you for (i) all reasonable and customary expenses incurred in connection with your relocation to Pennsylvania, including moving costs related to your home furnishings and other personal property, brokers and other fees payable upon the sale of your home in Massachusetts and purchase of one property in Pennsylvania, and up to two house hunting trips, in each case incurred prior to the eighteen-month anniversary of the Effective Date, and (ii) reasonable commuting expenses and up to $7,500 per month for temporary lodging in Pennsylvania until the earlier of your establishing your primary residence in Pennsylvania and the 24-month anniversary of the Effective Date, in each case as soon as reasonably practicable following the presentation of satisfactory evidence of such expenses in accordance with the Company’s policies and procedures (the “Relocation Expenses”). The payment or reimbursement of the Relocation Expenses shall be in an amount such that, after the timely payment of all taxes, you will be in the same position as if no taxable event had occurred in connection with such payment or reimbursement.

Benefits and Agreements

You will be eligible to participate in employee benefit plans that Madrigal generally makes available to its full-time executive employees now or hereafter in effect, subject to the terms and conditions of such plans. Madrigal hereby delivers (and attached as Annex A hereto) an executed indemnification agreement for you to counter-sign. Madrigal agrees to promptly reimburse you for the documented expenses of your retaining professionals to negotiate and prepare the terms of this Letter Agreement and related agreements contemplated hereby, provided, such expenses shall not exceed $30,000 without Madrigal’s express written consent.

At-Will Employment; Severance Agreement

Your employment with the Company under this Letter Agreement is employment “at will.” You may terminate your employment with Company at any time and for any reason whatsoever (or no reason) simply by providing thirty (30) days’ notice to the Company. Your resignation shall be deemed to include a resignation from all positions and in all capacities with the Company and its subsidiaries, including, without limitation, membership on the boards of directors (and committees thereof) of subsidiaries of the Company. The Company may terminate your employment at any time, with or without Cause, and with or without advance notice. In the event of your termination or resignation, you shall execute such documentation as requested by the Company with respect to your resignation from all positions and in all capacities with the Company and its subsidiaries, including, without limitation, membership on the boards of directors (and committees thereof) of subsidiaries of the Company.

Madrigal hereby delivers (and attached as Annex B hereto) an executed Severance and Change of Control Agreement (the “Severance Agreement”), which sets forth certain financial protection in the event that your employment terminates under certain circumstances, for you to counter-sign.

Defined Terms

As used in this Letter Agreement, the terms “Cause,” and “Good Reason” shall have the meanings ascribed to them in the Severance Agreement. “Exempt Holder” means any Person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) who on the date hereof is an affiliate of the Company within a Section 13D group that owns common stock on an “as-converted” basis exceeding 15% of the issued and outstanding shares.

Conflict of Interest

You represent and warrant to Madrigal that you presently have no non-competition agreement or similar restriction, which would conflict in any manner or interfere with the performance of services required to be performed under this Letter Agreement.

Personnel Policies

Except as otherwise provided herein, you shall be subject to the personnel policies of Madrigal applicable to management employees, and any amendments or revisions thereto. In the event of a conflict between this Letter Agreement or the Severance Agreement on the one hand, and Madrigal’s personnel policies on the other hand, the terms of this Letter Agreement or the Severance Agreement (as applicable) shall control.

Restrictive Covenants

As a material condition of your employment with Madrigal (and the receipt of any severance benefits in accordance with the Severance Agreement), you agree to execute the restrictive covenant agreement, including covenants regarding prohibited competition and solicitation, protected information, and ownership of intellectual property ideas, (the “Restrictive Covenant Agreement”), which Madrigal hereby delivers for you to counter-sign, attached hereto as Annex C. In the event of any inconsistency in any respect between the Restrictive Covenant Agreement and any other agreement (including any equity or other long-term incentive award agreement) with the Company (or any affiliate of the Company) containing any restrictive covenant that is the subject of any restrictive covenant in the Restrictive Covenant Agreement, the Restrictive Covenant Agreement shall control and such other agreement(s) shall be deemed conformed with the Restrictive Covenant Agreement, unless such other agreement specifically recites that the Restrictive Covenant Agreement does not control.

Conditions to Letter Agreement Benefitting Madrigal

Our obligations to you under this this Letter Agreement, are conditioned upon satisfaction (or waiver by Madrigal) of the following:

•	Your return of this signed Letter Agreement and Restrictive Covenant Agreement to me.

•	A standard background check.

Notices

All notices, requests, demands and other communications under this Letter Agreement shall be in writing and shall be deemed to have been duly given on the date of service if personally served or on the second day after mailing if mailed by first-class mail, registered or certified, return receipt requested, postage prepaid and properly addressed to the addresses set forth on the signature pages hereto. Any party may change their address for the purpose of this paragraph by giving the other party written notice of the new address in the above manner.

Waiver

No waiver of a provision of this Letter Agreement shall constitute a waiver of any other provision, whether or not similar. No waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

Construction of Terms

All parts of this Letter Agreement shall in all cases be construed according to their plain meaning and shall not be construed in favor or against either of the parties. If any term, provision, covenant or condition of this Letter Agreement is held by a court of competent jurisdiction to be unenforceable, void or invalid, in whole or in part, for any reason, the remainder of this Letter Agreement shall remain in full force and effect. In the event of such entire or partial invalidity, the parties hereto agree to enter into supplemental or other agreements to effectuate the intent of the parties and the purpose of this Letter Agreement.

Governing Law

The validity and interpretation of this Letter Agreement shall be governed by the laws of the State of Pennsylvania without giving effect to the principles of conflict of laws. The parties each hereby consent to exclusive jurisdiction and venue for all purposes in the state courts located in Philadelphia, Pennsylvania, or the Federal District Court for the Eastern District of Pennsylvania.

Other Instruments

The parties shall, whenever and as often as reasonably requested by the other party, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered any and all documents and instruments as may be necessary, expedient or proper in the reasonable opinion of the requesting party to carry out the intent and purposes of this Letter Agreement, provided that the requesting party shall bear the cost and expense of such further instruments or documents (except that each party shall bear its own attorneys’ fees except as otherwise provided herein).

Successors and Assigns

The Letter Agreement shall be binding on and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns, except as restricted by this Letter Agreement.

Entire Agreement and Amendment

In conjunction with the matters considered herein, this Letter Agreement (and the agreements annexed hereto) and the Restrictive Covenant Agreement contain the entire understanding and agreement of the parties with respect to your employment and executive compensation and there have been no promises, representations, agreements, warranties or undertakings by any of the parties, either oral or written, of any character or nature hereafter binding except as set forth herein. The Letter Agreement may be altered, amended or modified only by an instrument in writing, executed by the parties to this Letter Agreement and by no other means. Each party waives their future right to claim, contest or assert that this Letter Agreement was modified, canceled, superseded or changed by any oral agreement, course of conduct, or waiver.

*        *        *

If you have any questions regarding this Letter Agreement, please feel free to contact me.

We look forward to you accepting this offer, counter-signing this Letter Agreement and building a mutually rewarding relationship at Madrigal.

Sincerely,

Madrigal Pharmaceuticals, Inc.

By:	/s/ Julian C. Baker
Name: Julian C. Baker
Title: Chairman of the Board

Agreed and accepted, this 7th day of September, 2023 by:

By signing and accepting this agreement you acknowledge that Madrigal has given you the opportunity to obtain independent legal advice with respect to the nature and consequences of entering into this Letter Agreement.

/s/ William Sibold
William Sibold

ANNEX A

Indemnification Agreement

MADRIGAL INDEMNIFICATION AGREEMENT

This Indemnification Agreement (“Agreement”) is made as of September 7, 2023 by and between Madrigal Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and William Sibold (“Indemnitee”). This Agreement supersedes and replaces any and all previous Agreements between the Company and Indemnitee covering the subject matter of this Agreement.

RECITALS

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that, in order to attract and retain qualified individuals, the Company will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company and its subsidiaries from certain liabilities. Although the furnishing of such insurance has been a customary and widespread practice among United States-based corporations and other business enterprises, the Company believes that, given current market conditions and trends, such insurance may be available to it in the future only at higher premiums and with more exclusions. At the same time, directors, officers, and other persons in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the Company or business enterprise itself. The Certificate of Incorporation of the Company and the By-laws of the Company require indemnification of the officers and directors of the Company. Indemnitee may also be entitled to indemnification pursuant to the General Corporation Law of the State of Delaware (the “DGCL”). The By-laws and the DGCL expressly provide that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts may be entered into between the Company and members of the board of directors, officers and other persons with respect to indemnification;

WHEREAS, the uncertainties relating to such insurance and to indemnification have increased the difficulty of attracting and retaining such persons;

WHEREAS, the Board has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company and its stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified;

WHEREAS, this Agreement is a supplement to and in furtherance of the Certificate of Incorporation of the Company and the By-laws of the Company and any resolutions adopted pursuant thereto, as well as any rights of Indemnitees under any directors’ and officers’ liability insurance policy and this Agreement shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder;

WHEREAS, Indemnitee does not regard the protection available under the Company’s Certificate of Incorporation and the Company’s By-laws and insurance as adequate in the present circumstances, and may not be willing to serve or continue to serve as an officer or director without adequate protection, and the Company desires Indemnitee to serve or continue to serve in such capacity. Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Company on the condition that he be so indemnified; and

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

Section 1. Services to the Company. Indemnitee agrees to serve as an officer and director of the Company or any other Enterprise. Indemnitee may at any time and for any reason resign from such position (subject to any other contractual obligation or any obligation imposed by operation of law), in which event the Company shall have no obligation under this Agreement to continue Indemnitee in such position. This Agreement shall not be deemed an employment contract between the Company (or any other Enterprise) and Indemnitee. Indemnitee specifically acknowledges that Indemnitee’s employment with the Company (or any other Enterprise), if any, is at will, and the Indemnitee may be discharged at any time for any reason, with or without cause, except as may be otherwise provided in any written employment contract between Indemnitee and the Company (or any other Enterprise), other applicable formal severance policies duly adopted by the Board, or, with respect to service as a director or officer of the Company, by the Company’s Certificate of Incorporation, the Company’s By-laws, and the DGCL. The foregoing notwithstanding, this Agreement shall continue in force after Indemnitee has ceased to serve as an officer or director of the Company or any other Enterprise.

Section 2. Definitions. As used in this Agreement:

(a) References to “agent” shall mean any person who is or was a director, officer, or employee of the Company or other person authorized by the Company to act for the Company, to include such person serving in such capacity as a director, officer, employee, fiduciary or other official of another Enterprise.

(b) A “Change in Control” shall be deemed to occur upon the earliest to occur of any of the following events:

i. The acquisition, directly or indirectly, in one transaction or a series of related transactions, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act (defined below) ) of the beneficial ownership of securities of the Company representing more than twenty percent (20%) of the total combined voting power of all outstanding securities of the Company;

ii. A merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold as a result of holding Company securities prior to such transaction, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity (or the parent of the surviving entity) immediately after such merger or consolidation;

iii. A reverse merger in which the Company is the surviving entity but in which the holders of the outstanding voting securities of the Company immediately prior to such merger hold, in the aggregate, securities possessing less than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company or of the acquiring entity immediately after such merger;

iv. The sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such transaction(s) receive as a distribution with respect to securities of the Company, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the acquiring entity immediately after such transaction(s);

v. The approval by the stockholders of a plan or proposal for the liquidation or dissolution of the Company; or

vi. During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Sections 2(b)(i)-(v)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members of the Board.

For purposes of this Section 2(b), the following terms shall have the following meanings:

(a) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(b) “Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act; provided, however, that Beneficial Owner shall exclude any Person otherwise becoming a Beneficial Owner by reason of the stockholders of the Company approving a merger of the Company with another entity.

(c) “Corporate Status” describes the status of a person who is or was a director, officer, employee or agent of the Company or of any other Enterprise.

(d) “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(e) “Enterprise” shall mean the Company, any of its subsidiaries and any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan (including any deemed fiduciary thereto) or other enterprise of which Indemnitee is or was serving as a director, officer, employee, fiduciary or agent at the request of, for the convenience of, or to represent the interests of the Company.

(f) “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, ERISA excise taxes and penalties, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a deponent or witness in, or otherwise participating in, a Proceeding. Expenses also shall include (i) Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent, (ii) Expenses incurred by Indemnitee in connection with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement, by litigation or otherwise, in accordance with Section 12(d) and (iii) expenses incurred in connection with recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee is ultimately determined to be entitled to such indemnification, advancement of Expenses or insurance recovery, as the case may be. The parties agree that for the purposes of any advancement of Expenses for which Indemnitee has made written demand to the Company in accordance with this Agreement, all Expenses included in such demand that are certified by affidavit of Indemnitee’s counsel as being reasonable shall be presumed conclusively to be reasonable. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(g) “Independent Counsel” shall mean a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees and expenses of the Independent Counsel referred to above and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(h) The term “Proceeding” shall include any threatened, pending or completed action, suit, claim, counterclaim, cross claim, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative legislative, or investigative (formal or informal) nature, including any appeal therefrom, in which Indemnitee was, is or will be involved as a party, potential party, non-party witness or otherwise by reason of Indemnitee’s Corporate Status, by reason of any action taken by him (or a failure to take action by him) or of any action (or failure to act) on his part while acting pursuant to Indemnitee’s Corporate Status, in each case whether or not serving in such capacity at the time any liability or Expense is incurred for which indemnification, reimbursement, or advancement of Expenses can be provided under this Agreement. If the Indemnitee believes in good faith that a given situation may lead to or culminate in the institution of a Proceeding, this shall be considered a Proceeding under this paragraph.

(i) Reference to “fines” shall include any excise tax assessed with respect to any employee benefit plan; references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in manner “not opposed to the best interests of the Company” as referred to in this Agreement.

Section 3. Indemnity in Third-Party Proceedings. The Company shall indemnify Indemnitee in accordance with the provisions of this Section 3 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 3, Indemnitee shall be indemnified to the fullest extent permitted by applicable law against all Expenses, judgments, fines and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines and amounts paid in settlement) actually and reasonably incurred by Indemnitee or on his behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal Proceeding had no reasonable cause to believe that his conduct was unlawful. The parties hereto intend that this Agreement shall provide to the fullest extent permitted by law for indemnification in excess of that expressly permitted by statute, including, without limitation, any indemnification provided by the Company’s Certificate of Incorporation, its Bylaws, vote of its stockholders or disinterested directors or applicable law.

Section 4. Indemnity in Proceedings by or in the Right of the Company. The Company shall indemnify Indemnitee in accordance with the provisions of this Section 4 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 4, Indemnitee shall be indemnified to the fullest extent permitted by applicable law against all Expenses actually and reasonably incurred by him or on his behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. No indemnification for Expenses shall be made under this Section 4 in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudged by a court to be liable to the Company, unless and only to the extent that the Delaware Court (as defined below) or any court in which the Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification.

Section 5. Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provisions of this Agreement, to the fullest extent permitted by applicable law and to the extent that Indemnitee is a party to (or a participant in) and is successful, on the merits or otherwise, in any Proceeding or in defense of any claim, issue or matter therein, in whole or in part, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with or related to each successfully resolved claim, issue or matter to the fullest extent permitted by law. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

Section 6. Indemnification For Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the fullest extent permitted by applicable law and to the extent that Indemnitee is, by reason of his Corporate Status, a witness, is or was made (or asked) to respond to discovery requests in any Proceeding, or otherwise asked to participate in any Proceeding to which Indemnitee is not a party, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

Section 7. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

Section 8. Additional Indemnification.

(a) Notwithstanding any limitation in Sections 3, 4, or 5, the Company shall indemnify Indemnitee to the fullest extent permitted by applicable law if Indemnitee is a party to or threatened to be made a party to or a participant in any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor) by reason of Indemnitee’s Corporate Status against all Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee in connection with the Proceeding.

(b) For purposes of Section 8(a), the meaning of the phrase “to the fullest extent permitted by applicable law” shall include, but not be limited to:

i. to the fullest extent permitted by the provision of the DGCL that authorizes or contemplates additional indemnification by agreement, or the corresponding provision of any amendment to or replacement of the DGCL, and

ii. to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors.

Section 9. Exclusions. Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnity in connection with any claim involving Indemnitee:

(a) to the extent that payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or

(b) for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act (as defined in Section 2(b) hereof) or similar provisions of state statutory law or common law;

(c) except for Expenses incurred by Indemnitee in connection with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement (in accordance with Section 12(d) hereof), in connection with any Proceeding (or any part of any Proceeding) initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees or other indemnitees, unless (i) the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation, (ii) such payment arises in connection with any mandatory counterclaim or cross claim brought or raised by Indemnitee in any Proceeding (or part of any Proceeding) or (iii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law; or

(d) for any reimbursement of the Company by the Indemnitee of any bonus or other incentive-based or equity-based compensation or of any profits realized by the Indemnitee from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act); or

(e) for any reimbursement of the Company by Indemnitee of any compensation pursuant to any compensation recoupment or clawback policy adopted by the Board or the compensation committee of the Board, including but not limited to any such policy adopted to comply with stock exchange listing requirements implementing Section 10D of the Exchange Act.

Section 10. Advances of Expenses. Notwithstanding any provision of this Agreement to the contrary (other than Section 12(d)), the Company shall advance, to the extent not prohibited by law, the Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding (or any part of any proceeding) not initiated by Indemnitee or any Proceeding initiated by Indemnitee with the prior approval of the Board as provided in Section 9(c), and such advancement shall be made within ten (10) days after the receipt by the Company of a statement or statements requesting such advances from time to time, whether prior to or after final disposition of any Proceeding. Advances shall be unsecured and interest free. Advances shall be made without regard to Indemnitee’s ability to repay the Expenses and without regard to Indemnitee’s ultimate entitlement to indemnification under the other provisions of this Agreement. In accordance with Section 12(d), advances shall include any and all reasonable Expenses incurred pursuing an action to enforce this right of advancement, including Expenses incurred preparing and forwarding statements to the Company to support the advances claimed. The Indemnitee shall qualify for advances upon the execution and delivery to the Company of this Agreement, which shall constitute an undertaking providing that the Indemnitee undertakes to repay the amounts advanced (without interest) to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Company. No other form of undertaking shall be required other than the execution of this Agreement. This Section 10 shall not apply to any claim made by Indemnitee for which indemnity is excluded pursuant to Section 9.

Section 11. Procedure for Notification and Defense of Claim; Procedures upon Application for Indemnification; Presumptions and Effect of Certain Proceedings.

(a) Indemnitee shall notify the Company in writing of any matter with respect to which Indemnitee intends to seek indemnification or advancement of Expenses hereunder as soon as reasonably practicable following the receipt by Indemnitee of written notice thereof. The written notification to the Company shall include a description of the nature of the Proceeding and the facts underlying the Proceeding. To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification following the final disposition of such Proceeding. The omission by Indemnitee to notify the Company hereunder will not relieve the Company from any liability which it may have to Indemnitee hereunder or otherwise than under this Agreement, and any delay in so notifying the Company shall not constitute a waiver by Indemnitee of any rights under this Agreement. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that Indemnitee has requested indemnification.

(b) Upon written request by Indemnitee for indemnification pursuant to Section 11(a), a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall be made in the specific case: (i) if a Change in Control shall have occurred, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee; or (ii) if a Change in Control shall not have occurred, (A) by a majority vote of the Disinterested Directors, even though less than a quorum of the Board, (B) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum of the Board, (C) if there are no such Disinterested Directors or, if such Disinterested Directors so direct, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee or (D) if so directed by the Board, by the stockholders of the Company; and, if it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten (10) days after such determination. Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or Expenses (including attorneys’ fees and disbursements) incurred by or on behalf of Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom. The Company promptly will advise Indemnitee in writing with respect to any determination that Indemnitee is or is not entitled to indemnification, including a description of any reason or basis for which indemnification has been denied.

(c) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 11(b) hereof, the Independent Counsel shall be selected as provided in this Section 11(b). If a Change in Control shall not have occurred, the Independent Counsel shall be selected by the Board, and the Company shall give written notice to Indemnitee advising Indemnitee of the identity of the Independent Counsel so selected. If a Change in Control shall have occurred, the Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Board, in which event the preceding sentence shall apply), and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. In either event, Indemnitee or the Company, as the case may be, may, within ten (10) days after such written notice of selection shall have been given, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 2 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or the Delaware Court has determined that such objection is without merit. If, within twenty (20) days after the later of submission by Indemnitee of a written request for indemnification pursuant to Section 11(a) hereof and the final disposition of the Proceeding, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition the Delaware Court for resolution of any objection which shall have been made by the Company or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by such court or by such other person as such court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 11(b) hereof. Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 12 of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

(d) The Company will be entitled to participate in the Proceeding at its own expense. The Company shall not settle any Proceeding (in whole or in part) if such settlement would impose any Expense, judgment, liability, fine, penalty or limitation on Indemnitee in respect of which Indemnitee is not entitled to be indemnified hereunder without Indemnitee’s prior written consent, which shall not be unreasonably withheld.

(e) In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall, to the fullest extent not prohibited by law, presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 11(a) of this Agreement, and the Company shall, to the fullest extent not prohibited by law, have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption. Neither the failure of the Company to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

(f) The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful.

(g) For purposes of any determination of good faith, Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Enterprise, including financial statements, or on information supplied to Indemnitee by the officers or directors of the Enterprise in the course of their duties, or on the advice of legal counsel for the Enterprise or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by or on behalf of the Enterprise. The provisions of this Section 11(g) shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.

(h) The knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

Section 12. Remedies of Indemnitee.

(a) Subject to Section 12(e), in the event that (i) a determination is made in accordance with this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 10 of this Agreement, (iii) no determination of entitlement to indemnification shall have been made within 90 days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to any of Sections 5-7 or the second to last sentence of Section 11(b), within ten (10) days after receipt by the Company of a written request therefor, (v) payment of indemnification pursuant to Section 3, 4 or 8 of this Agreement is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification, or (vi) in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or Proceeding designed to deny, or to recover from, the Indemnitee the benefits provided or intended to be provided to the Indemnitee hereunder, Indemnitee shall be entitled to an adjudication by a court of his entitlement to such indemnification or advancement of Expenses. Alternatively, Indemnitee, at his option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within 180 days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 12(a). The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.

(b) In the event that a determination shall have been made in accordance with this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 12 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Section 12 the Company shall have the burden of proving Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be.

(c) If a determination shall have been made in accordance with this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 12, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d) The Company shall, to the fullest extent not prohibited by law, be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 12 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement. It is the intent of the Company that, to the fullest extent permitted by law, the Indemnitee not be required to incur legal fees or other Expenses associated with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Indemnitee hereunder. The Company shall, to the fullest extent permitted by law, indemnify Indemnitee against any and all Expenses and, if requested by

Indemnitee, shall (within ten (10) days after receipt by the Company of a written request therefor) advance, to the extent not prohibited by law, such Expenses to Indemnitee, which are incurred by or behalf of Indemnitee in connection with any action brought by Indemnitee for indemnification or advance of Expenses from the Company under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company if, in the case of indemnification, Indemnitee is wholly successful on the underlying claims; if Indemnitee is not wholly successful on the underlying claims, then such indemnification shall be only to the extent Indemnitee is successful on such underlying claims or otherwise as permitted by law, whichever is greater.

(e) Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement of Indemnitee to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding.

Section 13. Non-exclusivity; Survival of Rights; Insurance; Subrogation.

(a) The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Company’s Certificate of Incorporation, the Company’s By-laws, any agreement, a vote of stockholders or a resolution of directors, or otherwise and shall be interpreted independently of, and without reference to, any other such right to which Indemnitee may at any time be entitled. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in Delaware law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Company’s Certificate of Incorporation and the Company’s By-laws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

(b) To the extent that the Company maintains any insurance policy providing liability insurance for directors, officers, employees, or agents of the Company or any other Enterprise, Indemnitee shall be covered by such policy in accordance with its terms to the maximum extent of the coverage available for any such director, officer, employee or agent under such policy. If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has director and officer liability or similar insurance (“D&O Insurance”) in effect, the Company shall give prompt notice of such claim or of the commencement of a Proceeding, as the case may be, to the applicable insurers in accordance with the procedures set forth in the applicable policy. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of each such policy.

(c) In the event (i) that the Company determines to reduce materially or not to renew its D&O Insurance coverage, the Company will purchase six (6) year tail coverage D&O Insurance, on terms and conditions substantially similar to the existing D&O Insurance (“Comparable Coverage”), for the benefit of the directors, officers, employees or agents of the Company or any other Enterprise who had served in such capacity prior to the reduction, termination or expiration of the coverage (the “Prior Directors and Officers”); or (ii) of a Change in Control, the Company will purchase six (6) year tail coverage D&O Insurance with Comparable Coverage for the benefit of the directors, officers, employees or agents of the Company or any other Enterprise who had served in such capacity prior to the closing of the transaction or the occurrence of the event constituting the Change in Control. Notwithstanding the foregoing, if the annual premium for any year of such tail coverage would exceed 200% of the annual premium the Company paid for D&O Insurance in its last full fiscal year prior to the reduction, termination or expiration of the D&O Insurance or such Change in Control event, the Company (or the acquiror or successor, as the case may be) will be deemed to have satisfied its obligations under this Section 13(c) by purchasing as much D&O Insurance for such year as can be obtained for a premium equal to 200% of such annual premium the Company paid for D&O Insurance in its last full fiscal year.

(d) In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(e) The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable (or for which advancement is provided hereunder) hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

(f) The Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, employee or agent of any Enterprise other than the Company shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of Expenses from such other Enterprise.

Section 14. Duration of Agreement. This Agreement shall continue until and terminate upon the later of: (a) ten (10) years after the date that Indemnitee shall have ceased to serve as an officer or director of the Company or any other Enterprise or (b) one (1) year after the final termination of any Proceeding then pending in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding (including any appeal thereof) commenced by Indemnitee pursuant to Section 12(d). This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of Indemnitee and his heirs, executors and administrators.

Section 15. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

Section 16. Enforcement.

(a) The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as a director or officer of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving or continuing to serve as a director or officer of the Company.

(b) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof; provided, however, that this Agreement is a supplement to and in furtherance of the Certificate of Incorporation of the Company, the By-laws of the Company and applicable law, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder.

Section 17. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties thereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement nor shall any waiver constitute a continuing waiver.

Section 18. Notice by Indemnitee. Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder. The failure of Indemnitee to so notify the Company shall not relieve the Company of any obligation which it may have to the Indemnitee under this Agreement or otherwise.

Section 19. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, (b) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, (c) mailed by reputable overnight courier and receipted for by the party to whom said notice or other communication shall have been directed or (d) sent by facsimile transmission, with receipt of oral confirmation that such transmission has been received:

(a) If to Indemnitee, at the address indicated on the signature page of this Agreement, or such other address as Indemnitee shall provide to the Company.

(b) If to the Company to the Chief Executive Officer and the Vice President, Human Resources, at the Company’s then corporate office address or to any other address as may have been furnished to Indemnitee by the Company.

Section 20. Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

Section 21. Applicable Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. Except with respect to any arbitration commenced by Indemnitee pursuant to Section 12(a) of this Agreement, the Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) irrevocably appoint, to the extent such party is not otherwise subject to service of process in the State of Delaware, The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, its agent in the State of Delaware as such party’s agent for acceptance of legal process in connection with any such action or proceeding against such party with the same legal force and validity as if served upon such party personally within the State of Delaware, (iv) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (v) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

Section 22. Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

Section 23. Miscellaneous. Use of the masculine pronoun shall be deemed to include usage of the feminine pronoun where appropriate. The headings of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first above written.

MADRIGAL PHARMACEUTICALS, INC.		INDEMNITEE

By:	/s/ Julian C. Baker	/s/ William Sibold
Name:	Julian C. Baker	Name: William Sibold
Office:	Chairman of the Board	Address on file with the Company

EXECUTION VERSION

ANNEX B

Severance and Change of Control Agreement

SEVERANCE AND CHANGE OF CONTROL AGREEMENT

This Severance and Change of Control Agreement (the “Agreement”) is entered into as of September 7, 2023 by and between Madrigal Pharmaceuticals Inc., a Delaware corporation (the “Company”), and William Sibold (“Executive”).

WHEREAS, Executive is employed by the Company, and because of such employment, possesses detailed knowledge of the Company and its business and operations;

WHEREAS, Executive’s continued service to the Company is very important to the future success of the Company;

WHEREAS, Executive and the Company have entered into an employment letter agreement, dated of even date herewith (“Letter Agreement”);

WHEREAS, in connection with the Letter Agreement, the Company and Executive desire to enter into this Agreement to provide Executive with certain financial protection in the event that Executive’s employment terminates under certain circumstances, and thereby to provide Executive with incentives to remain with the Company; and

WHEREAS, the Board of Directors of the Company (the “Board”) acting through the Compensation Committee of the Board has determined that it is in the best interests of the Company to enter into this Agreement.

NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1. Definitions.

(a) Cause. As used herein, “Cause” shall mean: (i) dishonesty with respect to the Company or any affiliate, parent or subsidiary of the Company; (ii) insubordination; (iii) substantial malfeasance or willful nonfeasance of duty; (iv) unauthorized disclosure of confidential information; (v) Executive’s material breach of any material provision of any employment, consulting, advisory, non-disclosure, invention, assignment, non-competition, or similar agreement between Executive and the Company; or (vi) misconduct substantially prejudicial to the business of the Company or any affiliate, parent or subsidiary of the Company. If within 180 days after Executive’s termination of service (for any reason other than a termination for Cause), the Board discovers that either prior or subsequent to Executive’s termination Executive engaged in conduct which constituted “Cause,” then such termination shall be deemed to have been for Cause.

(b) Change of Control. As used herein, a “Change of Control” shall have the meaning set forth in the Company Amended and Restated 2015 Stock Plan (“Plan”) as in effect on the date hereof; provided, that part (a) shall be measured by (I) excluding any Company voting securities which are owned by any Exempt Holder on the date hereof, (II) excluding any securities issued by the Company which are exchangeable or exercisable for (or convertible into) Company voting securities which are owned by any Exempt Holder on the date hereof and (III) excluding any Company voting securities which are issued pursuant to the exchange or exercise (or conversion) of securities covered by (II) above to any Exempt Holder.

(c) Good Reason. As used herein, a “Good Reason” shall mean: (i) Executive, as a condition of remaining an employee of the Company, is required to change the principal location where Executive renders services to the Company to a location more than fifty (50) miles from Executive’s then-current location of employment unless Executive has approved or consented to such change; (ii) there occurs a material adverse change in any of Executive’s titles or Executive’s duties, authority or responsibilities (including reporting responsibilities); or (iii) there occurs a material reduction in Executive’s base salary; provided that any such event shall not constitute grounds for Good Reason unless (x) written notice of termination by Executive for Good Reason is given by Executive within thirty (30) days of Executive’s becoming aware of the occurrence of the facts giving rise to such Good Reason, (y) the Company does not cure such event(s) within thirty (30) days after its receipt of Executive’s written notice, and (z) Executive terminates his employment within ninety (90) days after the expiration of the cure period. For purposes of this Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it will not cause adverse tax consequences for either party with respect to Section 409A (“Code Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and any successor statute, regulation and guidance thereto.

(d) Base Salary. As used herein, “Base Salary” shall mean Executive’s annual base salary as in effect from time to time as provided in the Letter Agreement.

(e) Exempt Holder. As used herein, “Exempt Holder” means any “Person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) who on the date hereof is an affiliate of the Company within a Section 13D group that owns common stock on an “as-converted” basis exceeding 15% of the issued and outstanding shares.

(f) Sign-on RSU. As used herein, “Sign-on RSU” shall mean Executive’s award of 50,000 restricted stock units as provided in the Letter Agreement.

(g) Sign-on PSU. As used herein, “Sign-on PSU” shall mean Executive’s award of 50,000 performance stock units as provided in the Letter Agreement.

2. Severance for Termination by the Company Other than For Cause or by Executive for Good Reason. In the event that (i) Executive’s employment is terminated by action of the Company other than for Cause, or (ii) Executive terminates Executive’s employment for Good Reason, then Executive shall receive the following (A) in part consideration for undertaking the obligations set forth in the Restrictive Covenants Agreement (as defined in the Letter Agreement) and (B) subject to Executive’s execution of a release of claims as described in Section 7:

(a) Severance Payments. Continuation of payments in an amount equal to Executive’s then-current Base Salary for an eighteen (18) month period less all customary and required taxes and employment-related deductions, in accordance with the Company’s normal payroll practices (provided such payments will be made at least monthly).

(b) Separation Bonus. Payment of (i) any earned but unpaid bonus for the year prior to Executive’s termination, based on actual performance, paid in a lump sum within thirty (30) days following Executive’s termination; (ii) an amount equal to the bonus to which Executive would have been entitled for the year in which Executive is terminated, based on actual Company performance and prorated based on the number of days of the calendar year that Employee was employed by the Company, paid in a lump sum at the time that bonuses are paid to other Executives (but no later than March 15 of the year following Executive’s termination); and (iii) a separation bonus in an amount equal to the 150% of the target annual bonus to which Executive would have been entitled for the year in which Executive is terminated, less all customary and required taxes and employment-related deductions, paid over eighteen (18) months in accordance with the Company’s normal payroll practices (provided such payments will be made at least monthly).

(c) Equity Acceleration. If Executive is terminated in the first twelve months of employment, 50% of the Sign-on RSUs will vest on the date of termination. Except as otherwise specified in the forgoing sentence, Executive is entitled to the acceleration of vesting of the Sign-on RSUs and any and all other outstanding time-based equity awards that would have vested during the period commencing on Executive’s date of termination through and including the date that is twelve (12) months following Executive’s date of termination and the remainder of such time-based equity awards will be forfeited for no consideration or payment. Any unvested Sign-On PSUs will continue in accordance with the terms of the award agreement (but without regard for Executive’s termination of employment) for 120 days following the date of termination and during such period shall be eligible to become vested during such period and settled in accordance with the terms thereof. Any performance-based equity awards (including the Sign-on PSUs) that vested per their terms prior to termination of employment will be settled in Company common shares in accordance with the terms of the award agreements, and the treatment of any unvested performance-based equity awards (other than the Sign-On PSUs) will be determined pursuant to the terms of the applicable award agreements.

(d) COBRA Payments. Upon completion of the appropriate COBRA (“COBRA” is the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended) forms, and subject to all the requirements of COBRA, the Company shall continue Executive’s participation in the Company’s health and dental insurance plans at the Company’s cost (except for Executive’s applicable contribution portion and co-pay, if any, which shall be deducted from Executive’s severance compensation) for the eighteen (18) months following Executive’s date of termination, to the same extent that such insurance is provided to similarly situated Company executives, provided that this benefit will cease and the Company will be under no obligation to provide it if Executive has become eligible for coverage under another employer’s group coverage, and Executive hereby agrees to notify the Company promptly and in writing should that occur.

(e) No Duplication. In the event that Executive is eligible for the severance payments and benefits under Section 3 below, Executive shall not be eligible for and shall not receive any of the severance payments and benefits as provided in this Section 2.

3. Change of Control Severance. In the event that a Change of Control occurs and within a period of eighteen (18) months following the Change of Control either: (i) Executive’s employment is terminated by action of the Company other than for Cause, or (ii) Executive terminates Executive’s employment for Good Reason, then Executive shall receive the following (A) in part consideration for undertaking the obligations set forth in the Restrictive Covenants Agreement and (B) subject to Executive’s execution of a release of claims as described in Section 7:

(a) Lump Sum Severance Payment. Within thirty (30) days following Executive’s termination, payment of an amount equal to twenty four (24) months of Executive’s then-current Base Salary less all customary and required taxes and employment-related deductions.

(b) Separation Bonus. Within thirty (30) days following Executive’s termination, payment of (i) any earned but unpaid bonus for the year prior to Executive’s termination, based on actual performance; (ii) an amount equal to Executive’s target annual bonus to which Executive may have been entitled for the year in which Executive is terminated, prorated based on the number of days of the calendar year that Employee was employed by the Company; and (iii) a lump sum cash separation bonus in an amount equal to 200% of the target annual bonus to which Executive would have been entitled for the year in which Executive is terminated, less all customary and required taxes and employment-related deductions.

(c) Equity Acceleration. Full acceleration as of the date of termination of vesting of any and all unvested time-based equity awards (including the Sign-on RSUs) outstanding immediately prior to termination. Treatment of any performance-based equity awards (including the Sign-on PSUs) will be determined pursuant to the terms of the applicable award agreement (including, for the Sign-on PSUs, under the Letter Agreement).

(d) COBRA Payments. Upon completion of the appropriate COBRA forms, and subject to all the requirements of COBRA, the Company shall continue Executive’s participation in the Company’s health and dental insurance plans at the Company’s cost (except for Executive’s applicable contribution portion and co-pay, if any, which shall be deducted from Executive’s severance compensation) for the eighteen (18) months following Executive’s date of termination, to the same extent that such insurance is provided to similarly situated Company executives. provided that this benefit will cease and the Company will be under no obligation to provide it if Executive has become eligible for coverage under another employer’s group coverage, and Executive hereby agrees to notify the Company promptly and in writing should that occur.

(e) No Duplication. In the event that Executive is eligible for the severance payments and benefits under Section 2 above, Executive shall not be eligible for and shall not receive any of the severance payments and benefits as provided in this Section 3.

4. No Severance. In the event that Executive’s employment is terminated for any reason other than those outlined in Sections 2 or 3, then Executive shall have no right to any of the severance payments and benefits provided under this Agreement; provided, anything in the Plan or applicable award agreements to the contrary notwithstanding, (i) in the event of Executive’s death at any time, any unvested Sign-On RSUs will vest in full on the date of death and settled promptly thereafter, and (ii) in the event of Executive’s termination of employment due to Disability (as defined in the Plan) in the first two years of employment, 50% of the Sign-on RSUs will vest on the date of termination.

5. Distribution Limitation. If any payment or benefit (including payments and benefits pursuant to this Agreement) Executive would receive in connection with a Change of Control from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to Executive, which of the following two alternative forms of payment would result in Executive’s receipt, on an after-

tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (a) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (b) payment of only a part of the Transaction Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) Employee shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits shall occur in the manner that results in the greatest economic benefit to Executive as determined in this Section 5. If more than one method of reduction will result in the same economic benefit, the portions of the Transaction Payment shall be reduced pro rata. Unless Executive and the Company otherwise agree in writing, any determination required under this Section 5 shall be made in writing by independent public accountants chosen by the Company (the “Accountants”), whose determination shall be final, conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5 as well as any costs incurred by Executive with the Accountants for tax planning under Sections 280G and 4999 of the Code.

6. Timing Of Payments; Code Section 409A. Notwithstanding any other provision with respect to the timing of payments under Sections 2 or 3, if at the time of Executive’s termination, Executive is deemed to be a “specified employee” of the Company (within the meaning of Code Section 409A, then, only to the extent necessary to comply with the requirements of Code Section 409A, any payments to which Executive may become entitled under Sections 2 or 3, which are subject to Code Section 409A (and not otherwise exempt from its application) will be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive’s employment, or any earlier date of Executive’s death, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Sections 2 or 3. This Agreement is intended to comply with, or be exempt from, the requirements of Code Section 409A. To the extent that any provision in this Agreement is ambiguous as to its compliance with Code Section 409A or to the extent any provision in this Agreement must be modified to comply with Code Section 409A, such provision will be read, or will be modified (with the mutual consent of the parties, which consent will not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement will comply with Code Section 409A. For purposes of Code Section 409A, each installment payment made under this Agreement will be treated as a right to receive a series of separate payments. In no event may Executive, directly or indirectly, designate the calendar year of payment. If any amounts or benefits payable under this Agreement on account of Employee’s termination of employment constitute deferred compensation subject to Code Section 409A, no payments or benefits shall be paid or provided to Executive unless Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section

409A. In the event that a Change of Control does not constitute a “change in the ownership” or “change in the effective control” within the meaning of Code Section 409A, the timing of the payments set forth in Section 3(a) and Section 3(b)(iii) will be reformed to the extent necessary to comply with Code Section 409A.

7. Release of Claims. The Company shall not be obligated to pay Executive any of the compensation set forth in Sections 2 and 3, unless and until Executive has executed, and not revoked, a timely full and general release of all claims against the Company and any affiliate, parent or subsidiary, and its and their officers, directors, employees, and agents, in a form satisfactory to the Company, but which release shall not (i) subject Executive to any restrictive covenant (other than any customary covenant not to sue any released party) that is broader in scope or longer in duration than any such restrictive covenant to which Executive had agreed prior to the date of termination or (ii) release any then-pending or post-termination claims to be indemnified as an officer and director and for coverage under any applicable contract of directors and officers liability insurance. Any payments due pursuant to Sections 2 and 3 of this Agreement shall commence sixty (60) days after the Executive’s last day of employment, at which time Executive shall have no right to revoke any previously executed general release of claims.

8. No Impact on Employment Status. This Agreement is not intended to confer, and shall not be interpreted as conferring, any additional employment rights on Executive, and has no impact on either party’s right to terminate Executive’s employment under contract or applicable law.

9. Enforceability; Reduction; No Mitigation. If any provision of this Agreement shall be deemed invalid or unenforceable as written, this Agreement shall be construed, to the greatest extent possible, or modified, to the extent allowable by law, in a manner which shall render it valid and enforceable and any limitation on the scope or duration of any provision necessary to make it valid and enforceable shall be deemed to be a part thereof. No invalidity or unenforceability of any provision contained herein shall affect any other portion of this Agreement. Executive shall not be obliged to seek other employment or take any other action by way of mitigation of any amount payable to Executive under any provision of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of employment by another employer except for COBRA as specifically set forth in this Agreement.

10. Notices.

(a) All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telex, telecopy, facsimile, electronic mail, or other electronic transmission, (iii) sent by overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

If to the Company:

Chairman,

Madrigal Pharmaceuticals, Inc.

200 Barr Harbor Drive, Suite 200

West Conshohocken, PA 19428

If to Executive:

To Executive’s last known address in the Company’s personnel records.

(b) All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telex, telecopy, facsimile, electronic mail, or other electronic transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made.

11. Entire Agreement/No Duplication of Compensation or Benefits. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof including, but not limited to, any offer letter or employment agreement previously entered into between Executive and the Company. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement. The terms of Sections 2 and 3 above shall replace any agreement policy or practice which otherwise would obligate the Company to provide any severance compensation and/or benefits to Executive, provided that this provision shall not be construed to otherwise limit Executive’s rights to payments or benefits provided under any pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), deferred compensation, stock, stock option, equity compensation or similar plan sponsored by the Company.

12. Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto. Any such amendment shall comply with the requirements of Code Section 409A, if applicable.

13. Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

14. Assignment. The rights and obligations under this Agreement may be assigned by the Company.

15. Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

16. Arbitration. Any controversy, dispute or claim arising out of or in connection with this Agreement will be settled by final and binding arbitration to be conducted in Philadelphia, Pennsylvania pursuant to the national rules for the resolution of employment disputes of the American Arbitration Association then in effect. The decision or award in any such arbitration will be final and binding upon the parties, and judgment upon such decision or award may be entered in any court of competent jurisdiction, or application may be made to any such court for judicial acceptance of such decision or award and an order of enforcement. In the event that any procedural matter is not covered by the aforesaid rules, the procedural law of the Commonwealth of Pennsylvania will govern. Any disagreement as to whether a particular dispute is arbitral under this Agreement shall itself be subject to arbitration in accordance with the procedures set forth herein. Notwithstanding the foregoing, any right or obligation arising out of or concerning any separate contract or agreement between the parties (including but not limited to any employee, non-com petition, non-solicitation, non-disclosure and invention agreement) shall be decided in accordance with the dispute resolution mechanism provided for by such contract or agreement.

17. Governing Law / Jurisdiction / Service of Process. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Pennsylvania, without giving effect to the conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement that is not subject to arbitration pursuant to Section 17 will be brought in the courts of the Commonwealth of Pennsylvania, County of Montgomery, or of the United States of America for the Eastern District of Pennsylvania, sitting in Philadelphia. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 10.

18. Counterparts. This Agreement may be executed in multiple counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

MADRIGAL PHARMACEUTICALS, INC.

By:	/s/ Julian C. Baker
Name:	Julian C. Baker
Title:	Chairman of the Board

EXECUTIVE

By:	/s/ William Sibold
Name:	William Sibold

ANNEX C

Restrictive Covenant Agreement

Four Tower Bridge

200 Barr Harbor Drive, Suite 400

West Conshohocken, PA 19428

September 7, 2023

William Sibold

[*personally identifiable information*]

Dear William:

This letter is to confirm our understanding with respect to (i) your agreement not to compete with Madrigal Pharmaceuticals, Inc. or its subsidiaries or affiliates (collectively, the “Company”) and (ii) your agreement to protect and preserve information and property which is confidential and proprietary to the Company (the terms and conditions agreed to in this letter shall hereinafter be referred to as the “Agreement”). You hereby acknowledge and agree that you are an “at-will” employee and that no provision of this Agreement shall be construed to create an express or implied employment contract, or a promise of employment for a specific period of time, and the Company expressly reserves the right to end your employment at any time, with or without notice or cause.

In consideration of your employment by the Company, the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

1. Prohibited Competition and Solicitation.

(a) Certain Acknowledgments and Agreements.

(i) We have discussed, and you recognize and acknowledge the competitive and proprietary aspects of the business of the Company.

(ii) You will devote your full time and efforts to the business of the Company and, during the period of your employment with the Company (the “Term”) and for a period of twelve (12) months following termination of your employment (whether such termination is voluntary or involuntary), shall not participate directly or direct or knowingly permit any other individual under your supervision to participate, in any capacity, in any business that conducts research, performs any of the services or manufactures or sells any of the products provided or offered by the Company within the Field of Interest (as defined below), or if it performs any other services and/or engages in the production, manufacture, distribution or sale of any product that may be purchased in lieu of purchasing services performed or products produced, manufactured, distributed or sold by the Company within the Field of Interest, at any time during the period of your employment with the Company, without the prior written consent of the Company.

(iii) You further acknowledge and agree that, during the course of your employment with the Company, the Company will furnish, disclose or make available to you confidential and proprietary information related to the Company’s business and that the Company may provide you with unique and specialized training. You also acknowledge that such confidential information and such training have been developed and will be developed by the Company through the expenditure by the Company of substantial time, effort and money and that all such confidential information and training could be used by you to compete with the Company.

(b) Non-Solicitation. During the Term and for a period of twelve (12) months following termination of your employment, whether such termination is voluntary or involuntary, you shall not, without the prior written consent of the Company:

(i) either individually or on behalf of or through any third party, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any customer of the Company with which you had any contact at any time during the Term, with the effect or intention of reducing or limiting the amount of business the customer does with the Company; or

(ii) either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any employees of or consultants to the Company (other than your spouse), who have been employees or consultants of the Company at any time during the Term, or who are employees at the time of the solicitation, to leave the services of the Company.

(c) Field of Interest. As used herein, the term “Field of Interest” means [***]. You hereby acknowledge and agree that the Field of Interest shall be assessed for purposes of this Agreement as of the date on which your employment with the Company terminates.

(d) Reasonableness of Restrictions. You further acknowledge and agree that (i) the activities which are prohibited by this Section 1 are narrow and reasonable in relation to the skills which represent your principal salable asset both to the Company and to your other prospective employers, and (ii) given the global nature of the Company’s business, including its need to market its services and sell its products in a large geographic area in order to have a sufficient customer base to make the Company’s business profitable, the geographic, length of time and substantive scope of the provisions of this Section 1 are reasonable, legitimate and fair to you.

(e) Survival of Acknowledgments and Agreements. Except as expressly set forth hereunder, your acknowledgments and agreements set forth in this Section 1 shall survive the termination of your employment with the Company for the periods set forth above.

2. Protected Information.

(a) Confidentiality Obligations. You shall at all times, both during the Term and thereafter, maintain in confidence and shall not, without the prior written consent of the Company, use, except in the course of performance of your duties for the Company, disclose or give to others any Confidential Information of the Company. As used herein, the term “Confidential Information” shall mean any information which is disclosed to or developed by you during the course of performing services for, or receiving training from, the Company, and is not generally available to the public, including but not limited to confidential information concerning business plans, customers, future customers, suppliers, licensors, licensees, partners, investors, affiliates or others, training methods and materials, financial information, sales prospects, client lists, Company Inventions (as defined in Section 3), or any other scientific, technical, trade or business secret or confidential or proprietary information of the Company or of any third party provided to you during the Term. In the event anyone not employed or otherwise engaged by the Company seeks information from you in regard to any such Confidential Information or any other secret or confidential work of the Company, or concerning any fact or circumstance relating thereto, you will promptly notify the chief executive officer of the Company.

(b) Limited Exceptions. The restrictions in Section 2(a) hereof shall not apply to information that, as can be established by competent written records: (i) was publicly known at the time of the Company’s communication thereof to you; (ii) becomes publicly known through no fault of yours subsequent to the time of the Company’s communication thereof to you; (iii) was in your possession free of any obligation of confidence at the time of the Company’s communication thereof to you; or (iv) is developed by you independently of and without reference to or use of any of the Company’s Confidential Information. In the event that you are required by law, regulation or court order to disclose any of the Company’s Confidential Information, you shall (i) first notify the Company of such disclosure requirement and (ii) furnish only that portion of the Confidential Information that is legally required and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information.

(c) Survival of Acknowledgments and Agreements. Except as expressly set forth hereunder, your acknowledgments and agreements set forth in this Section 2 shall survive the termination of your employment with the Company.

3. Ownership of Intellectual Property Ideas.

(a) Property of the Company. As used in this Agreement, the term “Inventions” shall mean all ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, biological processes, cell lines, laboratory notebooks and formulae, whether patentable, copyrightable or not, including all rights to obtain, register, perfect and enforce any of the foregoing. You hereby agree that any Inventions which you may conceive, reduce to practice or develop during the Term in connection with the business activities of the Company or otherwise within the Field of Interest, alone or in conjunction with any other party, whether during or out of regular business hours, and whether at the request or upon the suggestion of the Company, or otherwise (collectively, the “Company Inventions”), shall be the sole and exclusive property of the Company. You hereby assign to the Company all of your right, title and interest in and to all such Company Inventions and hereby agree that you shall not publish any of the Company Inventions without the prior written consent of the Company.

(b) Cooperation. During the Term, you agree that, without further compensation, you will disclose promptly to the Company in writing, all Company Inventions you conceive, reduce to practice or develop during the Term (or, if based on or related to any Confidential Information of the Company obtained by you during the Term, within one (1) year after the termination of your employment). You further agree that you will fully cooperate with the Company, its attorneys and agents in the preparation and filing of all papers and other documents as may be reasonably required to perfect the Company’s rights in and to any of such Company Inventions, including, but not limited to, joining in any proceeding to obtain patents, copyrights, trademarks or other legal rights of the United States and of any and all other countries on such Company Inventions; provided, that, the Company will bear the expense of such proceedings (including all of your reasonable expenses). You further agree that any patent or other legal right covering any Company Invention so issued to you, personally, shall be assigned by you to the Company without charge by you. You further acknowledge that all original works of authorship made by you, whether alone or jointly with others within the scope of your employment and which are protectable by copyright are “works made for hire” within the meaning of the United States Copyright Act, 17 U.S.C. § 101, as amended, the copyright of which shall be owned solely, completely and exclusively by the Company. If any Company Invention is considered to be work not included in the categories of work covered by the United States Copyright Act, 17 U.S.C. § 101, as amended, such work shall be owned solely by, or hereby assigned or transferred completely and exclusively to, the Company. If the Company is unable because of your mental or physical incapacity or for any other reason, after reasonable effort, to secure your signature on any document or documents needed to obtain or enforce any patent, copyright, trademarks or any other rights covering Inventions or original works of authorship assigned by you to the Company as required above, you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney-in-fact, to act for and in your behalf and stead to execute and file any application or assignment and to do all other lawfully permitted acts to further the prosecution and issuance to the Company of patents, copyright registrations, trademark registrations or similar protections covering the Inventions with the same legal force and effect as if executed by you.

4. Provisions Necessary and Reasonable/Breach/Attorneys’ Fees. You agree that (i) the provisions of Sections 1, 2 and 3 of this Agreement are necessary and reasonable to protect the Company’s Confidential Information, Company Inventions, and goodwill and (ii) in the event of any breach of any of the covenants set forth herein, the Company would suffer substantial irreparable harm and would not have an adequate remedy at law for such breach. In recognition of the foregoing, you agree that in the event of a breach or threatened breach of any of these covenants, in addition to such other remedies as the Company may have at law, without posting any bond or security, the Company shall be entitled to seek and obtain equitable relief, in the form of specific performance, and/or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available. The seeking of such injunction or order shall not affect the Company’s right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach. In the event the Company takes any court action with respect to your alleged breach or alleged threatened breach of this Agreement, the prevailing party in such action shall be obligated to reimburse the non-prevailing party for its reasonable attorneys’ fees and costs incurred in such action.

5. Disclosure to Future Employers. You agree that you will provide, and that the Company may similarly provide in its discretion, a copy of the covenants contained in Sections 1, 2 and 3 of this Agreement to any business or enterprise which you may directly, or indirectly, own, manage, operate, finance, join, control or in which you participate in the ownership, management, operation, financing, or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

6. Representations Regarding Prior Work and Legal Obligations.

(a) You represent that you have no agreement or other legal obligation with any prior employer or any other person or entity that restricts your ability to engage in employment discussions with, employment with, or to perform any function for, the Company.

(b) You represent that you have been advised by the Company that at no time should you divulge to or use for the benefit of the Company, any trade secret or confidential or proprietary information of any previous employer. You acknowledge that you have not divulged or used any such information for the benefit of the Company.

(c) You acknowledge that the Company is basing important business decisions on these representations, and affirm that all of the statements included herein are true.

7. Records. Upon termination of your employment relationship with the Company, you shall deliver to the Company any property of the Company which may be in your possession including products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same.

8. No Conflicting Agreements. You hereby represent and warrant that you have no commitments or obligations inconsistent with this Agreement and you hereby agree to indemnify and hold the Company harmless against loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty.

9. General.

(a) Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telex, telecopy or facsimile transmission with confirmed receipt thereof (and with a copy of such telex, telecopy or facsimile, together with a copy of the confirmation sent to the recipient by regular U.S. mail on the next business day), (iii) sent by overnight courier, or (iv) sent by registered mail, return receipt requested, postage prepaid.

If to the Company:	Madrigal Pharmaceuticals
Four Tower Bridge
200 Barr Harbor Drive, Suite 200
West Conshohocken, PA 19428

If to you:	To the address set forth on the signature page of this Agreement.

All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telex, telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered mail, on the fifth business day following the day such mailing is made.

(b) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement. In the event of any inconsistency in any respect between this agreement and any other agreement (including any equity or other long-term incentive award agreement) with the Company (or any affiliate of the Company) containing any restrictive covenant that is the subject of any restrictive covenant in this Agreement, this Agreement shall control.

(c) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(d) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(e) Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved. Your rights and obligations under this Agreement may not be assigned by you without the prior written consent of the Company.

(f) Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

(g) Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws principles thereof.

(h) Jurisdiction. Any legal action or proceeding with respect to this Agreement may be brought in the courts of the Commonwealth of Pennsylvania or of the United States of America. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.

(i) Severability. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the Company and you agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form such provision shall then be enforceable and shall be enforced.

(j) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of any of the terms or provisions hereof.

(k) No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(l) Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

[Signature Page Follows]

Very truly yours,

MADRIGAL PHARMACEUTICALS, INC.

By:	/s/ Julian Baker

Agreed to and accepted:

/s/ William Sibold
William Sibold
Address on file with the Company

Date: September 7, 2023